Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

Sagent Pharmaceuticals Appoints James M. Hussey as President

SCHAUMBURG, Ill., March 19, 2013 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with an emphasis on the injectable market, today announced that its Board of Directors has appointed James M. Hussey as its President, effective March 25, 2013. Mr. Hussey, 53, will be responsible for Sagent’s commercial operations, including development, regulatory and supply chain activities, as well as having primary responsibility over the Company’s sales, marketing and human resources functions.

“We are delighted to have Jim join the organization as our president,” said Jeffrey M. Yordon, chief executive officer and chairman of the board of Sagent. “Given the growth trajectory we have experienced and our projected performance going forward, we want to provide seasoned leadership to our commercial operations while I continue to drive strategic development, develop partner relationships and investigate vertical integration. Jim has significant industry experience and knowledge of specialty pharmaceuticals and is a great addition to our leadership team. We look forward to his contributions as we move forward.”

Mr. Hussey stated, “I’m pleased to be joining the Sagent team, which has established a track record of success in the injectable pharmaceuticals market using a unique business model. I look forward to playing an instrumental role in executing our strategic objectives to drive future growth and long-term profitability.”

Hussey has over 25 years of experience in the pharmaceutical and healthcare industries with experience in both large Pharma and emerging start-ups, most recently with NanoInk, a privately held Nanolithography company, where he served as chief executive officer and Ovation Pharmaceuticals, a privately held pharmaceutical company, where he served as vice president of strategic planning. Prior to his career with Ovation, Hussey worked for NeoPharm, Inc., Physician Quality Care, Inc. and Bristol Myers Squibb Company. In addition, Hussey has extensive board experience with start-up companies and community organizations. He earned a Bachelor’s degree in Pharmacy from Butler University and an MBA from the University of Illinois at Chicago.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.